Exhibit 99.1

PRESS RELEASE

INX Announces Receipt of Deficiency Notice from NASDAQ

HOUSTON--(BUSINESS WIRE)—August 25, 2010--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) announced today that it received a letter on August 19, 2010 from The Nasdaq Stock Market (the “Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rules for continued listing because the Company has not yet filed its Form 10-Q for the period ending June 30, 2010.  As previously disclosed, the Company received the initial letter from the Nasdaq indicating that the Company is not in compliance with Nasdaq Listing Rules for continued listing due to the Company’s failure to timely file its Form 10-K for the period ended December 31, 2009.  The Company has also been unable to complete its quarterly report on Form 10-Q for the period ended March 31, 2010.  Based on the timing proposed by the Company in its compliance plan submitted to Nasdaq, Nasdaq granted the Company an exception until October 12, 2010 to file its Form 10-K for the period ended December 31, 2009 and its Form 10-Q for the period ended March 31, 2010.

The Company is required to submit to Nasdaq an update to its plan to regain compliance with Nasdaq Listing Rules for continued listing by September 3, 2010. The update is required to address the Company’s plans to file the Form 10-Q for the period ended June 30, 2010 and to indicate the progress the Company has made towards implementing the  plan submitted in connection with the Form 10-K for the period ended December 31, 2009.   This notification has no effect on the Company’s listing or on the trading of the Company’s common stock.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com